Exhibit 99.1

Arc Logistics Partners http://arcxlp.com

Arc Logistics Partners LP Enters Into a Definitive Agreement to be Acquired by Zenith

NEW YORK, August 29, 2017 (GLOBE NEWSWIRE) — Arc Logistics Partners LP (NYSE: ARCX) (“Arc Logistics” or the “Partnership”), Lightfoot Capital Partners GP LLC (“LCP GP”) and Lightfoot Capital Partners, LP (“LCP LP”, and together with LCP GP, “Lightfoot”) announced today that they have entered into a Purchase Agreement and Plan of Merger (the “Merger Agreement”) with Zenith Energy U.S., L.P. (together with its affiliates, “Zenith”), a portfolio company of Warburg Pincus, pursuant to which Zenith will acquire Arc Logistics GP LLC (“Arc GP”), the general partner of the Partnership (the “GP Transfer”), and all of the outstanding common units in Arc Logistics (the “Merger” and, together with the GP Transfer, the “Proposed Transaction”). Under the terms of the Merger Agreement, all Arc Logistics common unitholders, other than Lightfoot, will receive $16.50 per common unit in cash for each common unit they own, which represents a premium of approximately 15% to the Partnership’s common unit price as of August 28, 2017. LCP LP will receive $14.50 per common unit in cash for the approximately 5.2 million common units held by it, and LCP GP will receive $94.5 million for 100% of the membership interests in Arc GP.

In connection with the Proposed Transaction, the Board of Directors of Arc GP (the “Arc Board”) formed a conflicts committee (the “Conflicts Committee”) composed of independent directors of the Arc Board to review, evaluate and negotiate the Merger. The Conflicts Committee approved the Merger Agreement and the Merger, determined that the Merger Agreement and the Merger are fair and reasonable to and in the best interests of the Partnership and the holders of common units (other than Lightfoot and its controlling affiliates) and recommended that the Arc Board and holders of common units approve the Merger Agreement and the Merger. Following recommendation and approval from the Conflicts Committee, the Arc Board unanimously approved the Merger Agreement and the Merger and is recommending that all Arc Logistics common unitholders vote in favor of the Merger Agreement and the Merger.

The completion of the Proposed Transaction is subject to a number of closing conditions, including approval by a majority of the outstanding Arc Logistics common unitholders and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Lightfoot, the owner of Arc GP and approximately 26.8% of the outstanding common units, has executed an agreement to vote in support of the Proposed Transaction. Additionally, the Proposed Transaction is subject to (i) the closing of the purchase by Zenith and Lightfoot from EFS Midstream Holdings LLC of certain of the interests in Arc Terminals Joliet Holdings LLC, which indirectly owns among other things a crude oil unloading facility and a 4-mile crude oil pipeline in Joliet, Illinois, and (ii) the closing of the purchase by Zenith of a 5.5% interest (and, subject to certain conditions, an additional 4.2% interest) in Gulf LNG Holdings Group, LLC, which owns a liquefied natural gas regasification and storage facility in Pascagoula, Mississippi, from Lightfoot. The Proposed Transaction is not subject to a financing condition and closing is targeted at the end of the fourth quarter of 2017 or early in the first quarter of 2018.

Advisors

Citi is acting as financial advisor to LCP GP, LCP LP, Arc GP and the Partnership and Tudor, Pickering, Holt & Co. is acting as financial advisor to the Conflicts Committee. Vinson & Elkins L.L.P. is acting as legal counsel to the Partnership and Baker Botts L.L.P. is acting as legal counsel to the Conflicts Committee.

Barclays and Credit Suisse are acting as financial advisors to Zenith and are providing committed financing for the transaction. Kirkland & Ellis LLP is acting as legal advisors to Zenith U.S.

About Arc Logistics Partners LP

Arc Logistics is a fee-based, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of complementary energy logistics assets. Arc Logistics is principally engaged in the terminalling, storage, throughput and transloading of petroleum products and other liquids. For more information, please visit www.arcxlp.com.

Additional Information for Unitholders

This communication may be deemed to be solicitation material in respect of the Proposed Transaction. In connection with the Proposed Transaction, Arc Logistics will file with the Securities and Exchange Commission (the “SEC”) and furnish to Arc Logistics’ unitholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, ARC LOGISTICS’ UNITHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and unitholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, the proxy statement and Arc Logistics’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 14(d) of the Securities Exchange Act of 1934, as amended, will be available free of charge through Arc Logistics’ website at http://arcxlp.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

Arc Logistics and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of Arc Logistics in connection with the Proposed Transaction. Information about the directors and executive officers of Arc Logistics is set forth in Arc Logistics’ Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This communication contains “forward-looking statements.” Certain expressions including “believe,” “expect,” “intends,” or other similar expressions are intended to identify Arc Logistics’ current expectations, opinions, views or beliefs concerning future developments and their potential effect on Arc Logistics. While management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting Arc Logistics will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond Arc Logistics’ control) and assumptions that could cause actual results to differ materially from Arc Logistics’ historical experience and its present expectations or projections. Additional information concerning factors that could cause Arc Logistics’ actual results to differ can be found in Arc Logistics’ public periodic filings with the SEC, including Arc Logistics’ Annual Report on Form 10-K for the year ended December 31, 2016 and any updates thereto in Arc Logistics’ subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Among other risks and uncertainties, there can be no guarantee that the Proposed Transaction will be completed, or if it is completed, the time frame in which it will be completed. The Proposed Transaction is subject to the satisfaction of certain conditions contained in the Merger Agreement. The failure to complete the Proposed Transaction could disrupt certain of Arc Logistics’ plans, operations, business and employee relationships.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the forward-looking statements contained herein. Other unknown or unpredictable factors could also have material adverse effects on Arc Logistics’ future results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Arc Logistics undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Investor Contact:

IR@arcxlp.com

www.arcxlp.com

212-993-1290